Exhibit 99.1
WERNER ENTERPRISES, INC.
14507 Frontier Road
P. O. Box 45308
Omaha, Nebraska 68145

FOR IMMEDIATE RELEASE	Contact: John J. Steele
Executive Vice President, Treasurer and
Chief Financial Officer
(402) 894-3036

WERNER ENTERPRISES REPORTS THIRD QUARTER 2014 REVENUES AND EARNINGS

Omaha, Nebraska, October 20, 2014:

Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, reported revenues and earnings for the third quarter ended September 30, 2014.

Summarized financial results for third quarter and year-to-date 2014 compared to third quarter and year-to-date 2013 are as follows (dollars in thousands, except per share data):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
Total revenues	$551,961	$511,728	8%	$1,586,103	$1,511,263	5%
Trucking revenues, net of fuel surcharge	334,520	321,664	4%	978,067	955,064	2%
Value Added Services (“VAS”) revenues	106,490	96,455	10%	292,145	270,150	8%
Operating income	41,690	32,583	28%	107,461	103,637	4%
Net income	25,970	21,259	22%	65,941	64,610	2%
Earnings per diluted share	0.36	0.29	24%	0.91	0.88	3%

The Company's effective income tax rate for third quarter 2014 was 38.3% which included certain state tax refunds for prior periods. The Company’s effective income tax rate for third quarter 2013 was 35.8% primarily because of favorable tax adjustments for uncertain tax positions. The Company expects its fourth quarter 2014 effective income tax rate to be approximately 40.3%.

Freight demand continued to be strong in third quarter 2014, as it was in second quarter 2014. Freight demand (as measured by our daily morning ratio of loads available to trucks available in our One-Way Truckload network, which includes the medium-to-long-haul Van, Expedited and short-haul Regional fleets) showed consistent strength, and we were overbooked (more available freight than available trucks at the beginning of each business day) throughout third quarter 2014. The freight market dynamics began showing year-over-year improvement for Werner in mid-November 2013, and that favorable trend has continued for the last eleven months, including the first three weeks of October. A tight capacity market combined with a gradually firming economy were the primary contributing factors. Truck capacity is being challenged by an increasingly competitive driver market, trucking company failures and heightened regulatory cost increases for truck ownership and safety; thus, we expect this favorable demand trend relative to constrained supply will continue.

Average revenues per tractor per week, net of fuel surcharge, increased 7.4% in third quarter 2014 compared to third quarter 2013. This compares to year-over-year percentage improvements in average

Werner Enterprises, Inc. - Release of October 20, 2014

revenues per tractor per week of 1.6% in first quarter 2014 and 4.9% in second quarter 2014. Rate increases for contractual business, continued focus on securing driver friendly, highly productive freight and improved freight selection using our proprietary freight optimization system enabled us to raise our average miles per truck by 5.3% and further reduce our empty miles percentage by 2.2% compared to third quarter 2013. Average revenues per total mile, net of fuel surcharge, increased 2.0% in third quarter 2014 compared to third quarter 2013.

There are several factors that had a positive impact on our average revenues per tractor per week and profitability, while at the same time reduced the percentage increase in our reported revenue per total mile. Our average trip length increased by 6.7% in third quarter 2014 compared to third quarter 2013, and longer length of haul shipments generally have a lower rate per mile due to productivity benefits. Noting the improved freight market in third quarter 2014 compared to third quarter 2013, during third quarter 2014 we accepted less brokerage freight (in which rates are inclusive of fuel) and instead supported our customers with additional capacity priced with a base rate per mile and a fuel surcharge per mile. Finally, customer changes in fuel surcharge programs had a neutral impact on profitability but an adverse effect on reported revenue per total mile. A few large customers modified their fuel surcharge programs to a "zero peg" in the last 12 months, which shifted revenues from base rates to fuel surcharges.

We made good progress implementing sustainable rate increases with our customers during third quarter 2014. These efforts are expected to continue as we move forward and work to recoup the cost increases associated with more expensive equipment, a shrinking supply of qualified drivers and an increasingly challenging regulatory environment. Strategic customers understand the collective capacity and service challenges facing our company and our industry and are increasingly supportive of Werner's ongoing initiatives to provide sustainable transportation solutions in support of their supply chain needs.

In third quarter 2014, we averaged 6,974 trucks in service in the Truckload segment and 50 intermodal drayage trucks in the VAS segment. We ended the quarter with 7,060 trucks in the Truckload segment and 55 intermodal drayage trucks in the VAS segment. Our Specialized Services unit, primarily Dedicated, ended the quarter with 3,655 trucks (or 52% of our total Truckload segment fleet).

Diesel fuel prices were 20 cents per gallon lower in third quarter 2014 than in third quarter 2013 and were 16 cents per gallon lower than in second quarter 2014. For the first 20 days of October 2014, the average diesel fuel price per gallon was 37 cents lower than the average diesel fuel price per gallon in the same period of 2013 and 34 cents lower than in fourth quarter 2013. The components of the Company's total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

Capacity in the truckload industry remains constrained by economic and safety regulatory factors. It is very costly for many smaller and medium size private carriers to replace their older, lower-value trucks with much more expensive, EPA-compliant new trucks, which significantly reduces the risk of trucks being added to the market. We continue to invest in equipment solutions including more aerodynamic truck features, idle reduction systems, tire inflation systems and trailer skirts to improve the mile per gallon efficiency of our fleet. As we noted in our second quarter 2014 earnings release on July 21, 2014, we increased our capital expenditure guidance for the second half of 2014 to begin to lower the average age of our truck fleet. Net capital expenditures in third quarter 2014 were $84.0 million and were $146.8 million year-to-date in 2014. We estimate net capital expenditures for the full year 2014 to be in the range of $210 to $230 million. The average age of our truck fleet as of September 30, 2014, was 2.3 years. We remain committed to investing in a best in class fleet for the benefit of our customers, our drivers and the Werner brand.

Werner Enterprises, Inc. - Release of October 20, 2014

The driver recruiting and retention market was very difficult during third quarter 2014. During July and the first half of August, our driver and truck counts declined from June. We increased pay by varying percentage amounts for many drivers in certain fleets within our One-Way Truckload unit in mid-August 2014. Following these changes, our driver recruiting and retention metrics improved. Additionally over the last several months, we increased driver pay in multiple Dedicated fleets, almost always after obtaining rate increases from these customers. However, significant problematic market factors remain including a declining number of, and increased competition for, driver training school graduates, a gradually declining national unemployment rate and job competition from the housing construction, manufacturing and hydraulic fracturing markets. We expect that competition for drivers will remain high in the coming months.

Gains on sales of assets were $4.5 million in third quarter 2014. This compares to gains on sales of assets of $2.7 million in third quarter 2013 and $5.2 million in second quarter 2014, which included a $1.6 million gain from the sale of real estate. In third quarter 2014, we realized higher average gains per truck and sold more trucks and trailers compared to third quarter 2013. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013
Value Added Services (amounts in thousands)	$	%	$	%	$	%	$	%
Operating revenues	$106,490	100.0	$96,455	100.0	$292,145	100.0	$270,150	100.0
Rent and purchased transportation expense	93,762	88.0	81,958	85.0	253,525	86.8	227,410	84.2
Gross margin	12,728	12.0	14,497	15.0	38,620	13.2	42,740	15.8
Other operating expenses	11,706	11.0	10,304	10.7	33,488	11.4	30,445	11.2
Operating income	$1,022	1.0	$4,193	4.3	$5,132	1.8	$12,295	4.6

In third quarter 2014, VAS revenues increased $10.0 million or 10%, and operating income dollars decreased $3.2 million or 76%, compared to third quarter 2013. The increase in VAS revenues was due primarily to growth in Brokerage and Werner Global Logistics revenues. Operating income was impacted by a lower gross margin percentage for contractual business due to rising third party carrier costs, as capacity was tighter during third quarter 2014 compared to third quarter 2013. In addition, the Company's gross margin percentage continues to be impacted negatively by the startup of a large customer during second quarter 2014. Gross margins for this customer are being impacted by regional carrier capacity issues that are currently being addressed with the customer. VAS operating income declined in third quarter 2014 from third quarter 2013 due primarily to a lower gross margin percentage. However, the gross margin percentage improved sequentially from July to September 2014.

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $88.8 million and $87.6 million in third quarters 2014 and 2013, respectively, and $268.6 million and $267.7 million in the year-to-date 2014 and 2013 periods, respectively) and the VAS segment are shown below.

	Three Months Ended September 30,			Nine Months Ended September 30,
Operating Ratios	2014	2013	Difference	2014	2013	Difference
Truckload Transportation Services	88.5%	91.7%	(3.2)%	90.1%	91.2%	(1.1)%
Value Added Services	99.0%	95.7%	3.3%	98.2%	95.4%	2.8%

Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for third quarter 2014 and third quarter 2013

Werner Enterprises, Inc. - Release of October 20, 2014

are 90.9% and 93.4%, respectively, and for year-to-date 2014 and 2013 are 92.2% and 93.1%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Our financial position remains strong. As of September 30, 2014, we had $75.0 million of debt outstanding and $804.5 million of stockholders' equity. During third quarter 2014, the Company purchased 200,000 shares of its common stock for a total cost of $5.0 million.

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013
	$	%	$	%	$	%	$	%
Operating revenues	$551,961	100.0	$511,728	100.0	$1,586,103	100.0	$1,511,263	100.0
Operating expenses:
Salaries, wages and benefits	149,206	27.0	137,834	26.9	428,425	27.0	406,175	26.9
Fuel	86,820	15.7	92,890	18.2	270,026	17.0	279,874	18.5
Supplies and maintenance	48,527	8.8	46,538	9.1	140,268	8.8	133,600	8.8
Taxes and licenses	21,420	3.9	21,548	4.2	63,563	4.0	64,758	4.3
Insurance and claims	19,789	3.6	16,714	3.3	59,175	3.7	53,835	3.6
Depreciation	44,182	8.0	42,612	8.3	131,878	8.3	127,310	8.4
Rent and purchased transportation	133,893	24.2	117,651	23.0	373,778	23.6	339,029	22.4
Communications and utilities	3,689	0.7	3,754	0.7	10,597	0.7	10,083	0.7
Other	2,745	0.5	(396)	(0.1)	932	0.1	(7,038)	(0.5)
Total operating expenses	510,271	92.4	479,145	93.6	1,478,642	93.2	1,407,626	93.1
Operating income	41,690	7.6	32,583	6.4	107,461	6.8	103,637	6.9
Other expense (income):
Interest expense	140	—	101	—	370	—	336	—
Interest income	(614)	—	(589)	(0.1)	(1,929)	(0.1)	(1,629)	(0.1)
Other	43	—	(35)	—	2	—	(127)	—
Total other expense (income)	(431)	—	(523)	(0.1)	(1,557)	(0.1)	(1,420)	(0.1)
Income before income taxes	42,121	7.6	33,106	6.5	109,018	6.9	105,057	7.0
Income taxes	16,151	2.9	11,847	2.3	43,077	2.7	40,447	2.7
Net income	$25,970	4.7	$21,259	4.2	$65,941	4.2	$64,610	4.3

Diluted shares outstanding	72,364		73,216		72,706		73,530
Diluted earnings per share	$0.36		$0.29		$0.91		$0.88

Werner Enterprises, Inc. - Release of October 20, 2014

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Truckload Transportation Services	$428,619	$412,673	$1,261,194	$1,234,442
Value Added Services	106,490	96,455	292,145	270,150
Other	16,868	3,368	33,115	7,495
Corporate	688	1,021	2,075	2,667
Subtotal	552,665	513,517	1,588,529	1,514,754
Inter-segment eliminations (1)	(704)	(1,789)	(2,426)	(3,491)
Total	$551,961	$511,728	$1,586,103	$1,511,263

Operating Income
Truckload Transportation Services	$39,138	$27,101	$98,238	$85,158
Value Added Services	1,022	4,193	5,132	12,295
Other	404	949	1,245	3,477
Corporate	1,126	340	2,846	2,707
Total	$41,690	$32,583	$107,461	$103,637

(1) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
Truckload Transportation Services segment
Average percentage of empty miles	12.04%	12.31%	(2.2)%	12.05%	12.76%	(5.6)%
Average trip length in miles (loaded)	475	445	6.7%	469	450	4.2%
Average tractors in service	6,974	7,200	(3.1)%	7,011	7,164	(2.1)%
Average revenues per tractor per week (1)	$3,690	$3,436	7.4%	$3,577	$3,418	4.6%
Total trailers (at quarter end)	22,005	22,055		22,005	22,055
Total tractors (at quarter end)
Company	6,395	6,565		6,395	6,565
Independent contractor	665	680		665	680
Total tractors	7,060	7,245		7,060	7,245

Value Added Services segment
Total VAS shipments	74,579	71,210	4.7%	211,531	205,959	2.7%
Less: Non-committed shipments to truckload segment	19,004	19,196	(1.0)%	55,664	58,553	(4.9)%
Net VAS shipments	55,575	52,014	6.8%	155,867	147,406	5.7%
Average revenue per shipment	$1,753	$1,645	6.6%	$1,723	$1,651	4.4%

Average tractors in service	50	46		48	44
Total trailers (at quarter end)	1,750	1,715		1,750	1,715
Total tractors (at quarter end)	55	50		55	50

(1) Net of fuel surcharge revenues.

Werner Enterprises, Inc. - Release of October 20, 2014

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Capital expenditures, net	$84,032	$71,939	$146,839	$106,468
Cash flow from operations	74,666	60,183	165,211	171,091
Return on assets (annualized)	7.4%	6.4%	6.4%	6.5%
Return on equity (annualized)	13.0%	11.4%	11.2%	11.7%

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	September 30, 2014	December 31, 2013
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$47,598	$23,678
Accounts receivable, trade, less allowance of $10,307 and $9,939, respectively	264,406	231,647
Other receivables	22,244	10,769
Inventories and supplies	15,167	15,743
Prepaid taxes, licenses and permits	6,503	15,064
Current deferred income taxes	26,668	25,315
Other current assets	31,522	27,445
Total current assets	414,108	349,661

Property and equipment	1,764,972	1,727,737
Less – accumulated depreciation	771,188	750,219
Property and equipment, net	993,784	977,518

Other non-current assets	41,489	26,918
Total assets	$1,449,381	$1,354,097

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$89,073	$66,678
Insurance and claims accruals	65,070	59,811
Accrued payroll	32,256	22,785
Other current liabilities	20,388	18,457
Total current liabilities	206,787	167,731

Long-term debt, net of current portion	75,000	40,000
Other long-term liabilities	19,667	14,710
Insurance and claims accruals, net of current portion	130,825	131,900
Deferred income taxes	212,632	227,237

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 71,756,576 and 72,713,920 shares outstanding, respectively	805	805
Paid-in capital	102,792	98,534
Retained earnings	885,978	830,842
Accumulated other comprehensive loss	(5,947)	(4,631)
Treasury stock, at cost; 8,776,960 and 7,819,616 shares, respectively	(179,158)	(153,031)
Total stockholders’ equity	804,470	772,519
Total liabilities and stockholders' equity	$1,449,381	$1,354,097

Werner Enterprises, Inc. - Release of October 20, 2014

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner's domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company's website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.